                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 7)*

                            PSYCHEMEDICS CORPORATION
                            ------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                          Title of Class of Securities

                                    744375205
                                    ---------
                                 (CUSIP Number)

                                DECEMBER 31, 2003
                                -----------------
              Date of Event which requires filing of this statement

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[  ]    Rule 13d-1(b)

[ x ]   Rule 13d-1(c)

[  ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 11 Pages

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CUSIP No. 744375205                                           Page 2 of 11 pages
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                                  SCHEDULE 13G
                                 AMENDMENT NO. 7

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

         Richard T. Christoph IRA

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                     -----------------------------------------------------------

4)       Citizenship or Place of Organization   U.S. Citizen

Number of Shares           5)       Sole Voting Power           371,175
Beneficially Owned
By Each Reporting          6)       Shared Voting Power         0
Person With
                           7)       Sole Dispositive Power      371,175

                           8)       Shared Dispositive Power    0

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                     371,175

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)      7.2%

12)      Type of Reporting Person (See Instructions)   IN

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CUSIP No. 744375205                                           Page 3 of 11 pages
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                                  SCHEDULE 13G
                                 AMENDMENT NO. 7

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

         Richard T. Christoph, Trustee of the Richard T. Christoph Living Trust,

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                     -----------------------------------------------------------

4)       Citizenship or Place of Organization   U.S. Citizen

Number of Shares           5)       Sole Voting Power           78,000
Beneficially Owned
By Each Reporting          6)       Shared Voting Power         0
Person With
                           7)       Sole Dispositive Power      78,000

                           8)       Shared Dispositive Power    0

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                      78,000

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)      1.5%

12)      Type of Reporting Person (See Instructions)   IN

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CUSIP No. 744375205                                           Page 4 of 11 pages
================================================================================

                                  SCHEDULE 13G
                                 AMENDMENT NO. 7

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

         Ann B. Christoph IRA

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                     -----------------------------------------------------------

4)       Citizenship or Place of Organization   U.S. Citizen

Number of Shares           5)       Sole Voting Power           3,850
Beneficially Owned
By Each Reporting          6)       Shared Voting Power         0
Person With
                           7)       Sole Dispositive Power      3,850

                           8)       Shared Dispositive Power    0

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                      3,850

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)      0.1%

12)      Type of Reporting Person (See Instructions)   IN

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CUSIP No. 744375205                                           Page 5 of 11 pages
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                                  SCHEDULE 13G
                                 AMENDMENT NO. 7

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

         Richard T. Christoph, Trustee of the Carla C. McMahon Trust

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                     -----------------------------------------------------------

4)       Citizenship or Place of Organization   U.S. Citizen

Number of Shares           5)       Sole Voting Power           43,700
Beneficially Owned
By Each Reporting          6)       Shared Voting Power         0
Person With
                           7)       Sole Dispositive Power      43,700

                           8)       Shared Dispositive Power    0

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                      43,700

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)      0.8%

12)      Type of Reporting Person (See Instructions)   IN

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CUSIP No. 744375205                                           Page 6 of 11 pages
================================================================================

                                  SCHEDULE 13G
                                 AMENDMENT NO. 7

1)       Names of Reporting Persons; S.S. or I.R.S. Identification Nos. of Above
         Persons

         Christoph Securities, Inc. (36-275512)

2)       Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)
            --------------------------------------------------------------------

         (b)
            --------------------------------------------------------------------

3)       SEC Use Only
                     -----------------------------------------------------------

4)       Citizenship or Place of Organization   Illinois

Number of Shares           5)       Sole Voting Power           106,600
Beneficially Owned
By Each Reporting          6)       Shared Voting Power         0
Person With
                           7)       Sole Dispositive Power      106,600

                           8)       Shared Dispositive Power    0

9)       Aggregate Amount Beneficially Owned by Each Reporting Person
                      106,600

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

         -----------------------------------------------------------------------

11)      Percent of Class Represented by Amount in Row (9)      2.1%

12)      Type of Reporting Person (See Instructions)   CO

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CUSIP No. 744375205                                           Page 7 of 11 pages
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                  SCHEDULE 13G
                                 AMENDMENT NO. 7

Item 1 (a)      Name of Issuer:  Psychemedics Corporation

       (b)      Address of Issuer's Principal Executive Offices:

                         1280 Massachusetts Ave., Suite 200
                         Cambridge, MA 02138

Item 2 (a)      Name of Person Filing:

                         Richard T. Christoph IRA
                         Richard T. Christoph, Trustee of the Richard T. Christoph Living Trust,
                         Ann B. Christoph IRA,
                         Richard T. Christoph, Trustee of the Carla C. McMahon Trust, and Christoph Securities, Inc.

       (b)      Address of Principal Business Office or, if none, Residence:

                         1650 Tall Grass Lane
                         Lake Forest, Illinois 60045

       (c)      Citizenship:  All above persons are U.S. Citizens, except for
                         Christoph Securities, Inc., which is an Illinois corporation.

       (d)      Title of Class of Securities:  Common Stock, $.005 par value

       (e)      CUSIP NUMBER:  744375205

Item 3 If this statement is filed pursuant to Sections 240.13d-1(b), or
                240.13d-2(b) or (c), check whether the person filing is a:

                                 Not Applicable

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CUSIP No. 744375205                                           Page 8 of 11 pages
================================================================================

Item 4 (a)   Amount Beneficially Owned:                                603,325

       (b)   Percent of Class:                                         11.7%

       (c)   Number of Shares as to which such person has:

                  (i)    sole power to direct the vote                 603,325

                  (ii)   shared power to vote or to direct the vote    0

                  (iii)  sole power to dispose or to direct the disposition of
                                                                       603,325

                  (iv)   shared power to dispose or to direct the disposition of
                                                                       0

The  Shares of stock owned by each person is as follows:

Richard T. Christoph IRA                     371,175
Richard T. Christoph, Trustee of
       the Richard T. Christoph Trust         78,000
Ann B. Christoph IRA                           3,850
Richard T. Christoph, Trustee of
       Carla C. McMahon Trust                 43,700
Christoph Securities, Inc.                   106,600
                                             -------
                                             603,325

Item 5 Ownership of Five Percent or Less of a Class:

             Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

             Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the
             Security Being Reported on by the Parent Holding Company:

             Not Applicable

Item 8 Identification and Classification of Members of the Group:

             Not Applicable

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CUSIP No. 744375205                                           Page 9 of 11 pages
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Item 9 Notice of Dissolution of Group:

             Not Applicable

Item 10      Certification

             (a)      Not Applicable

             (b) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

         After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

                                              February 13, 2004
                                              Date

                                              /s/ Richard T. Christoph
                                              ----------------------------------
                                              Signature

                                              Richard T. Christoph, on behalf of
                                              the Richard T. Christoph IRA
                                              Name/Title

                                              /s/ Richard T. Christoph
                                              ----------------------------------
                                              Signature

                                              Richard T. Christoph, Trustee of
                                              the Richard T. Christoph Trust
                                              Name/Title

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CUSIP No. 744375205                                          Page 10 of 11 pages
================================================================================

                                              /s/ Ann B. Christoph
                                              ----------------------------------
                                              Signature

                                              Ann B. Christoph, on behalf of
                                              the Ann B. Christoph IRA
                                              Name/Title

                                              /s/ Richard T. Christoph
                                              ----------------------------------
                                              Signature

                                              Richard T. Christoph, as Trustee
                                              of the Carla C. McMahon Trust
                                              Name/Title

                                              /s/ Richard T. Christoph
                                              ----------------------------------
                                              Signature

                                              Richard T. Christoph, as President
                                              of Christoph Securities, Inc.
                                              Name/Title